                                  EXHIBIT 99.1


News Release : GEON ACQUIRES VINYL INK SUPPLIER


Cleveland, Ohio --- May 26, 1998 -- The Geon Company (NYSE: GON) today announced that it has completed an agreement to acquire the Wilflex Ink Division of Flexible Products Company. Wilflex is the leading manufacturer and marketer of vinyl plastisol ink products in North America. For the fiscal year ended May 31, 1997, Wilflex had revenues of about $25 million. Revenues in 1998 are anticipated to be similar.

Wilflex markets its vinyl inks through direct sales and distributors for garment print applications and transfer printing. The division is noted worldwide for its technology and application leadership. Wilflex, which has subsidiaries in England and Australia, is headquartered in Kennesaw, Georgia. Flexible Products, the parent company, also produces industrial and consumer specialty urethane chemical products.

"The Wilflex acquisition continues our strategy of adding complementary businesses to Geon which will result in earnings growth," said William F. Patient, chairman and chief executive officer. "Combined with Plast-O-Meric, this move strengthens our market position in vinyl inks. It offers additional opportunities in formulation and compounding of specialty dispersion resins."

Geon previously announced its intent to acquire Plast-O-Meric, a privately held custom formulator of vinyl plastisols and polyurethane systems.

The Wilflex acquisition will be paid for with cash from existing financial facilities. The acquisition is expected to be immediately accretive to annual earnings by about $0.02 to $0.04 per share after goodwill and before any synergies. Initially, Geon intends to operate Wilflex as a wholly owned subsidiary.

The Geon Company is a leading North American-based polymer service and technology company with operations in polyvinyl chloride (PVC) compounds and other value-added products and services, as well as in PVC resins. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ 2,100 people and have 17 manufacturing plants in the United States and Canada, and joint ventures in the United States, Europe, Australia and Southeast Asia. Geon recorded revenues of $1.25 billion for the year ended December 31, 1997.